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Osler, Hoskin & Harcourt llp 1000 De La Gauchetière Street West Suite 2100 Montréal, Québec, Canada H3B 4W5 514.904.8100 main 514.904.8101 facsimile

Exhibit 5.1

October 11, 2022

Neptune Wellness Solutions Inc.

545 Promenade du Centropolis
Suite 100
Laval, Québec

H7T 0A3

Dear Sirs/Mesdames:

Re: Neptune Wellness Solutions Inc.

We have acted as Canadian counsel to Neptune Wellness Solutions Inc., a corporation organized under the Business Corporations Act (Québec) (the “Company”) in connection with a registered direct offering for the purchase and sale of 3,208,557 common shares of the Company (“Common Shares”) (collectively, the “Offering”), pursuant to a registration statement (the “Registration Statement”) on Form S-3 (File No. 333-267070) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and which was declared effective by the SEC on September 23, 2022, the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement date October 11, 2022, filed with the SEC under the Act (together with the Base Prospectus, the “Prospectus”).

We have examined the Registration Statement, the Prospectus and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Company certifying, among other things, the certificate, articles of incorporation and by-laws of the Company and certain resolutions passed by the board of directors of the Company relating to the Offering.

In reviewing the foregoing documents and in giving this opinion, we have assumed (a) the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies and (b) the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials.

We are qualified to practice law in the Province of Québec and this opinion is rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

Where our opinion expressed herein refers to the Common Shares having been issued as being “fully-paid and non-assessable” common shares of the Company, such opinion assumes that all required consideration (in whatever form) has been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

On the basis of the foregoing and the qualifications set forth herein, we are of the opinion that the Common Shares, when issued and paid for, will be validly issued as fully paid and non-assessable common shares of the Company.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the SEC.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP